BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
January 18, 2018		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports strong fourth quarter earnings and record quarterly revenues
Diluted earnings per share up 16.1 percent annualized compared to third quarter 2017

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported strong earnings for the fourth quarter of 2017. Net income available to common shareholders was $614 million. Earnings per diluted common share were $0.77 for the fourth quarter of 2017, up 16.1 percent annualized from $0.74 last quarter.

Excluding pre-tax merger-related and restructuring charges of $22 million ($14 million after-tax) and adjustments related to tax reform that resulted in a net after-tax expense of $43 million, net income available to common shareholders was a record $671 million, or $0.84 per diluted share, up 30.5 percent annualized from $0.78 last quarter.

Net income available to common shareholders was $597 million ($0.74 per diluted share) for the third quarter of 2017 and $592 million ($0.72 per diluted share) for the fourth quarter of 2016.

For the full year, net income available to common shareholders was $2.2 billion, or $2.74 per diluted share. For 2016, net income available to common shareholders was $2.3 billion, or $2.77 per diluted share. Excluding merger-related and restructuring charges and selected items, adjusted diluted earnings per share was $3.14 for 2017, up 9.4 percent compared to $2.87 for 2016.

"We had a very strong fourth quarter with record revenues and good expense control," said Chairman and Chief Executive Officer Kelly S. King. "Taxable-equivalent revenues were $2.9 billion, up 7.4 percent annualized compared to last quarter. We expect to have strong revenue growth in 2018.

"Total expenses for the quarter were $1.9 billion and our GAAP efficiency was 64.7 percent, primarily due to expenses incurred in connection with the passage of tax reform," King said. "Our adjusted efficiency ratio of 57.2 percent reflects significant progress in our optimization efforts.

"While average total loans were essentially flat compared with last quarter, core loans increased an annualized 3.9 percent, which excludes prime auto, residential mortgage and PCI loans that decreased as planned," said King. "Our credit quality is very strong, as nonperforming assets improved and loans 90 days or more past due and net charge-offs were relatively stable at very low levels."

Fourth Quarter 2017 Performance Highlights

•	Taxable-equivalent revenues were a record $2.9 billion for the fourth quarter, up $53 million from the third quarter of 2017

◦	Net interest margin was 3.43 percent, down five basis points

◦	Noninterest income was up $59 million driven by higher insurance and other income

◦	Fee income ratio was 42.7 percent, compared to 41.4 percent for the prior quarter

•	Noninterest expense was $1.9 billion, up $110 million compared to the third quarter of 2017

◦	Noninterest expense was essentially flat excluding tax reform investments and merger-related and restructuring charges

◦	GAAP efficiency ratio was 64.7 percent, compared to 62.0 percent for the prior quarter

◦	Adjusted efficiency ratio was 57.2 percent, compared to 58.3 percent for the prior quarter

•	Tax reform and related actions resulted in a net after-tax expense of $43 million or $0.05 per share

◦	Revaluation of deferred taxes and investments in affordable housing projects resulted in a net tax benefit of $43 million

◦	One-time bonus paid to associates who do not generally receive incentives or commissions of $36 million ($23 million after-tax)

◦	Contribution to BB&T's philanthropic fund of $100 million ($63 million after-tax)

◦	Increased the minimum hourly pay rate from $12 to $15 per hour, effective January 1, 2018

•	Average loans and leases held for investment were $142.7 billion, flat compared to the third quarter of 2017

◦	Average commercial and industrial loans increased $267 million, or 1.8 percent annualized

◦	Average CRE loans increased $222 million, or 4.2 percent annualized

◦	Average lease financing increased $119 million, or 27.3 percent annualized

◦	Average residential mortgage loans decreased $365 million, or 5.0 percent annualized

◦	Average indirect loans decreased $252 million, or 5.7 percent annualized

•	Average deposits were $158.0 billion compared to $157.4 billion for the third quarter of 2017

◦	Average noninterest-bearing deposits increased $799 million, or 5.9 percent annualized

◦	Deposit mix strengthened, with average noninterest-bearing deposits representing 34.4 percent of total deposits, compared to 34.0 percent in the prior quarter

◦	Average interest-bearing deposits decreased $254 million and costs were 0.40 percent, up five basis points compared to the prior quarter

•	Asset quality continues to improve from the prior quarter

◦	Nonperforming loans were 0.40 percent of loans held for investment, down two basis points

◦	Loans 90 days or more past due and still accruing were 0.38 percent of loans held for investment, compared to 0.35 percent in the prior quarter

◦	The allowance for loan loss coverage ratio was 2.62 times nonperforming loans held for investment, versus 2.44 times in the prior quarter

◦	The allowance for loan and lease losses was 1.04 percent of loans held for investment, unchanged

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.0 percent

◦	Tier 1 risk-based capital was 11.8 percent

◦	Total capital was 13.8 percent

◦	Leverage capital was 9.7 percent

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 4Q17 vs.
	4Q17	3Q17	4Q16	3Q17	4Q16
Net income available to common shareholders	$614	$597	$592	$17	$22
Diluted earnings per common share	0.77	0.74	0.72	0.03	0.05

Net interest income - taxable equivalent	$1,682	$1,688	$1,606	$(6)	$76
Noninterest income	1,225	1,166	1,162	59	63
Total taxable-equivalent revenue	$2,907	$2,854	$2,768	$53	$139
Less taxable-equivalent adjustment	38	41	41
Total revenue	$2,869	$2,813	$2,727

Return on average assets	1.19%	1.16%	1.16%	0.03%	0.03%
Return on average risk-weighted assets	1.50	1.45	1.45	0.05	0.05
Return on average common shareholders' equity	9.10	8.82	8.75	0.28	0.35
Return on average tangible common shareholders' equity (1)	15.35	14.89	14.91	0.46	0.44
Net interest margin - taxable equivalent	3.43	3.48	3.32	(0.05)	0.11

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2017 compared to Third Quarter 2017

Total taxable-equivalent revenues were $2.9 billion for the fourth quarter of 2017, an increase of $53 million compared to the prior quarter, which reflects a decrease of $6 million in taxable-equivalent net interest income, and an increase of $59 million in noninterest income.

The net interest margin was 3.43 percent for the fourth quarter, down five basis points compared to the prior quarter. Average earning assets increased $2.2 billion, which reflects a $2.1 billion increase in average securities. Average interest-bearing liabilities increased $1.3 billion, primarily due to an increase of $1.2 billion in long-term debt.

The annualized yield on the total loan portfolio for the fourth quarter was 4.50 percent, up three basis points, reflecting the impact of rate increases. The annualized taxable-equivalent yield on the average securities portfolio for the fourth quarter was 2.42 percent, down five basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.40 percent, up five basis points compared to the prior quarter. The average annualized rate on long-term debt was 2.36 percent, up seven basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 1.13 percent, up ten basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $138 million, and net charge-offs were $130 million for the fourth quarter, compared to $126 million and $127 million, respectively, for the prior quarter.

Noninterest income was $1.2 billion, an increase of $59 million compared to the prior quarter primarily due to increases in insurance income and other income.

Noninterest expense was $1.9 billion for the fourth quarter, up $110 million compared to the prior quarter. This increase was primarily due to actions taken in connection with the passage of the tax reform legislation, which included a contribution of $100 million to BB&T's philanthropic fund and $36 million for a one-time bonus paid to associates who do not generally receive incentives or commissions.

The provision for income taxes was $209 million for the fourth quarter, compared to $294 million for the prior quarter. The effective tax rate for the fourth quarter was 23.9 percent, compared to 31.2 percent for the prior quarter. The provision for income taxes for the fourth quarter includes a net tax benefit of $43 million related to the impact of tax reform.

Fourth Quarter 2017 compared to Fourth Quarter 2016

Total taxable-equivalent revenues were $2.9 billion for the fourth quarter of 2017, an increase of $139 million compared to the earlier quarter. This reflects an increase of $76 million in taxable-equivalent net interest income and an increase of $63 million in noninterest income.

Net interest margin was 3.43 percent, up 11 basis points compared to the earlier quarter. Average earning assets increased $2.7 billion. The increase in average earnings assets reflects a $3.2 billion increase in average securities, partially offset by a $480 million decrease in average total loans and leases. Average interest-bearing liabilities were essentially flat compared to the earlier quarter, as the growth in earning assets was funded by noninterest-bearing deposits, which increased $2.9 billion compared to the earlier quarter. Average interest-bearing deposits decreased $5.0 billion, which was offset by increases of $1.1 billion in average long-term debt and $4.0 billion in average short-term borrowings. The annualized yield on the total loan portfolio for the fourth quarter of 2017 was 4.50 percent, up 26 basis points compared to the earlier quarter. The annualized taxable-equivalent yield on the average securities portfolio was 2.42 percent, up 29 basis points compared to the earlier period.

The average annualized cost of interest-bearing deposits was 0.40 percent, up 18 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 2.36 percent, up 20 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 1.13 percent, up 79 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $138 million compared to $129 million in the earlier quarter. Net charge-offs for the fourth quarter of 2017 totaled $130 million compared to $151 million for the earlier quarter. The earlier quarter included $15 million of charge-offs for PCI loans.

Noninterest income was $1.2 billion, an increase of $63 million from the earlier quarter. This increase was due to higher fees from the majority of our noninterest revenue sources as a result of higher business activity, as well as higher income from SBIC and other investments.

Noninterest expense for the fourth quarter of 2017 was $1.9 billion, up $187 million compared to the earlier quarter. This increase was driven by the previously mentioned tax reform actions, as well as higher loan-related expenses as the fourth quarter of 2016 included a $31 million release of mortgage repurchase reserves.

The provision for income taxes was $209 million for the fourth quarter of 2017, compared to $287 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2017 of 23.9 percent, compared to 30.9 percent for the earlier quarter. The provision for income taxes for the current quarter includes a net tax benefit of $43 million related to the impact of tax reform.

NONINTEREST INCOME
(dollars in millions)				% Change 4Q17 vs.
	4Q17	3Q17	4Q16	3Q17	4Q16
				(annualized)
Insurance income	$418	$397	$419	21.0	(0.2)
Service charges on deposits	183	179	172	8.9	6.4
Mortgage banking income	104	114	107	(34.8)	(2.8)
Investment banking and brokerage fees and commissions	111	103	108	30.8	2.8
Trust and investment advisory revenues	72	68	69	23.3	4.3
Bankcard fees and merchant discounts	67	70	60	(17.0)	11.7
Checkcard fees	55	54	50	7.3	10.0
Operating lease income	37	36	34	11.0	8.8
Income from bank-owned life insurance	33	28	26	70.8	26.9
Securities gains (losses), net	(1)	—	1	NM	NM
Other income	146	117	116	98.3	25.9
Total noninterest income	$1,225	$1,166	$1,162	20.1	5.4
NM - not meaningful.

Fourth Quarter 2017 compared to Third Quarter 2017

Noninterest income was $1.2 billion for the fourth quarter, up $59 million compared to the prior quarter primarily due to increases in insurance income and other income.

Insurance income increased $21 million primarily due to seasonality. Other income increased $29 million primarily due to an increase of $13 million in income from SBIC private equity investments and $10 million related to income related to assets for certain post-employment benefits, which is primarily offset in personnel expense.

Fourth Quarter 2017 compared to Fourth Quarter 2016

Noninterest income for the fourth quarter of 2017 was up $63 million compared to the earlier quarter. This increase was due to higher fees from the majority of our noninterest revenues sources as a result of higher business activity. In addition, other income increased $30 million primarily due to a $21 million increase in income from SBIC private equity investments and a $16 million increase related to income related to assets for certain post-employment benefits, which is primarily offset in personnel expense.

NONINTEREST EXPENSE
(dollars in millions)				% Change 4Q17 vs.
	4Q17	3Q17	4Q16	3Q17	4Q16
				(annualized)
Personnel expense	$1,044	$1,024	$1,004	7.7	4.0
Occupancy and equipment expense	195	198	198	(6.0)	(1.5)
Software expense	65	62	57	19.2	14.0
Outside IT services	38	34	50	46.7	(24.0)
Amortization of intangibles	34	34	38	—	(10.5)
Regulatory charges	38	40	42	(19.8)	(9.5)
Professional services	36	27	27	132.2	33.3
Loan-related expense	32	32	(6)	—	NM
Merger-related and restructuring charges, net	22	47	13	NM	69.2
Other expense	351	247	245	167.0	43.3
Total noninterest expense	$1,855	$1,745	$1,668	25.0	11.2
NM - not meaningful.

Fourth Quarter 2017 compared to Third Quarter 2017

Noninterest expense was $1.9 billion for the fourth quarter, up $110 million compared to the prior quarter. This increase was primarily due to actions taken in connection with the passage of the tax reform legislation. This included a contribution of $100 million to BB&T's philanthropic fund and $36 million for a one-time bonus paid to associates who do not generally receive incentives or commissions.

Personnel expense increased $20 million, primarily due to the one-time bonus previously mentioned. Excluding this item, personnel expense was down $16 million primarily due to lower salaries expense and higher capitalized employee salaries, as well as lower equity-based compensation. These decreases were partially offset by higher incentives due to improved performance and other post-employment benefit expense, which is primarily offset in other income.

Merger-related and restructuring charges decreased $25 million compared to the prior quarter. The decrease was primarily related to facilities charges in connection with various branch closures and severance incurred in the prior quarter. Other expense increased $104 million primarily due to the $100 million contribution mentioned above.

Fourth Quarter 2017 compared to Fourth Quarter 2016

Noninterest expense for the fourth quarter of 2017 was up $187 million compared to the earlier quarter driven by the previously mentioned tax reform related actions and a $31 million release of mortgage repurchase reserves in the earlier period.

Personnel expense increased $40 million compared to the earlier quarter. Excluding the $36 million one-time bonus discussed above, personnel expense was essentially flat compared to the earlier quarter as lower pension expense was partially offset by other post-employment benefit expense, which is primarily offset in other income.

Outside IT services decreased $12 million compared to the earlier quarter due to lower project-related expenses. Loan-related expense increased $38 million largely due to a $31 million release of mortgage repurchase reserves in the earlier quarter. Other expense increased $106 million compared to the earlier quarter primarily due to the $100 million contribution mentioned above.

LOANS AND LEASES
(dollars in millions)
Average balances	4Q17	3Q17	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$58,478	$58,211	$267	1.8
CRE	20,998	20,776	222	4.2
Lease financing	1,851	1,732	119	27.3
Retail:
Residential mortgage	28,559	28,924	(365)	(5.0)
Direct	11,901	11,960	(59)	(2.0)
Indirect	17,426	17,678	(252)	(5.7)
Revolving credit	2,759	2,668	91	13.5
PCI	689	742	(53)	(28.3)
Total loans and leases held for investment	$142,661	$142,691	$(30)	(0.1)
During the fourth quarter of 2017, certain loan categories were reclassified to better reflect the nature of the underlying loans. Prior periods were revised to conform to the current presentation.

Average loans held for investment for the fourth quarter of 2017 were $142.7 billion, down $30 million, or 0.1 percent annualized compared to the third quarter of 2017.

Average commercial and industrial loans increased $267 million, while average CRE increased $222 million. Average lease financing increased $119 million due to strong production from our leasing businesses. Average revolving credit increased $91 million, primarily due to seasonal spending.

Average indirect retail loans decreased $252 million, primarily due to strategic optimization and directing investments toward higher-yielding assets. In addition, average residential mortgage loans decreased $365 million as the majority of conforming loans continue to be sold in the secondary market.

DEPOSITS
(dollars in millions)
Average balances	4Q17	3Q17	Change	% Change
				(annualized)
Noninterest-bearing deposits	$54,288	$53,489	$799	5.9
Interest checking	26,746	27,000	(254)	(3.7)
Money market and savings	61,693	61,450	243	1.6
Time deposits	13,744	13,794	(50)	(1.4)
Foreign office deposits - interest-bearing	1,488	1,681	(193)	(45.6)
Total deposits	$157,959	$157,414	$545	1.4

Average deposits for the fourth quarter were $158.0 billion, up $545 million compared to the prior quarter. Average noninterest-bearing deposits increased $799 million, primarily due to increases in commercial and public funds balances.

Interest checking decreased $254 million due to decreases in commercial balances, public funds and personal balances. Money market and savings increased $243 million primarily due to commercial balances. Average time deposits decreased $50 million due to decreases in personal balances, which were largely offset by increases in commercial balances. Average foreign office deposits decreased $193 million due to changes in the overall funding mix.

Noninterest-bearing deposits represented 34.4 percent of total average deposits for the fourth quarter, compared to 34.0 percent for the prior quarter and 32.1 percent a year ago. The cost of interest-bearing deposits was 0.40 percent for the fourth quarter, up five basis points compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 4Q17 vs.
Segment Net Income	4Q17	3Q17	4Q16	3Q17	4Q16
Community Banking Retail and Consumer Finance	$263	$296	$291	$(33)	$(28)
Community Banking Commercial	233	230	183	3	50
Financial Services and Commercial Finance	136	112	126	24	10
Insurance Holdings and Premium Finance	33	18	38	15	(5)
Other, Treasury & Corporate	2	(8)	5	10	(3)
Total net income	$667	$648	$643	$19	$24
During the fourth quarter of 2017, BB&T restructured its segments to reflect a change in the way management reviews performance and makes decisions. Prior periods have been revised to reflect the restructuring.

Fourth Quarter 2017 compared to Third Quarter 2017

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services. CB-Retail includes Dealer Retail Services which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking which originates and purchases mortgage loans to either hold for investment or sell to third-parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $263 million for the fourth quarter of 2017, a decrease of $33 million compared to the prior quarter. Segment net interest income decreased primarily due to a decline in average mortgage loans and related credit spreads. The allocated provision for credit losses increased $22 million primarily due to seasonal loss trends and slowing optimizing portfolio run-off. Noninterest expense increased $20 million due to higher personnel expense, professional services and loan-related expenses. The increase in personnel expense was driven by a one-time bonus in the current period to associates who do not generally receive incentives or commissions. Excluding the one-time bonus, personnel expense would have declined compared to the earlier quarter.

CB-Retail average loans and leases held for investment decreased $672 million, or 4.2 percent on an annualized basis, compared to the prior quarter due to the remaining stages of the loan optimization program. Compared to the prior quarter, average residential mortgage loans decreased $366 million, or 5.0 percent on an annualized basis, average indirect loans fell $253 million, or 5.7 percent on an annualized basis, and average direct loans declined $65 million, or an annualized 2.2 percent.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and connecting the client with the combined organization’s broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $233 million for the fourth quarter of 2017, an increase of $3 million compared to the prior quarter. The allocated provision for credit losses increased $19 million primarily due to loan growth. Noninterest expense decreased $20 million primarily due to a decline in personnel expense driven by increased capitalized loan origination costs as a result of higher loan originations in the current quarter and a decline in merger-related and restructuring charges.

CB-Commercial average loans and leases held for investment increased $178 million, or 1.4 percent on an annualized basis. End-of-period loans held for investment increased $925 million, or 7.1 percent on an annualized basis, as loan growth accelerated in the latter half of the fourth quarter.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $136 million for the fourth quarter of 2017, an increase of $24 million compared to the prior quarter. Noninterest income increased $26 million primarily due to higher investment banking and brokerage fees and commissions, commercial mortgage banking income, trust and investment advisory fees, and gains on trading securities. The allocated provision for credit losses decreased $22 million due to a decline in loss estimates for commercial and industrial loans. Noninterest expense increased primarily due to higher personnel expense, driven by higher incentive expense.

Corporate Banking's average loans held for investment increased $230 million, or an annualized 6.1 percent, compared to the prior quarter, while BB&T Wealth's average loans held for investment increased $63 million, or an annualized 14.4 percent. Corporate Banking's average transaction account deposits were flat compared to the prior quarter; however, average money market and savings deposits increased $465 million, or an annualized 28.6 percent. BB&T Wealth's average transaction account deposits increased $75 million, or 6.5 percent on an annualized basis. Average loans held for investment at Grandbridge decreased $28 million, or an annualized 7.5 percent, compared to the prior quarter and increased 23.3 percent and 17.0 percent, respectively, for Equipment Finance and Governmental Finance.

Insurance Holdings and Premium Finance ("IH&PF")

BB&T's insurance agency / brokerage network is the fifth largest in the world. IH&PF provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. Additionally, IH&PF includes commercial and retail insurance premium finance.

IH&PF net income was $33 million for the fourth quarter of 2017, an increase of $15 million compared to the prior quarter. Noninterest income increased $27 million, primarily due to seasonality in the commercial property and casualty insurance business. Noninterest expense increased slightly due to higher personnel expense, driven by increased incentive expense which was primarily due to the one-time bonus in the current period to associates who do not generally receive incentives or commissions. Excluding the one-time bonus, personnel expense and total noninterest expense would have declined compared to the prior quarter.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated net income of $2 million for the fourth quarter of 2017, compared to a net loss of $8 million for the prior quarter. Noninterest income increased $12 million primarily due to higher income from SBIC private equity investments and higher income related to assets for certain post-employment benefits. Noninterest expense increased $95 million due to the $100 million charitable contribution to BB&T’s philanthropic fund in the current quarter and higher expense related to assets for certain post-employment benefits, partially offset by a decline in merger-related and restructuring charges. The benefit for income taxes increased $90 million as the current quarter included a net tax benefit of $43 million related to the impact of tax reform.

Fourth Quarter 2017 compared to Fourth Quarter 2016

Community Banking Retail and Consumer Finance

CB-Retail net income was $263 million for the fourth quarter of 2017, a decrease of $28 million compared to the earlier quarter. Segment net interest income increased due to higher funding spreads on deposits, partially offset by lower credit spreads on loans and a decline in average loans. Noninterest income increased $21 million due to higher service charges on deposits, bankcard fees and merchant discounts, and checkcard fees.

Noninterest expense increased $82 million driven by an increase in loan-related expenses primarily due to a $31 million release of mortgage repurchase reserves in the earlier period, an increase in personnel expense which was driven by the one-time bonus in the current period, higher allocated corporate expenses and an increase in operating charge-offs.

Community Banking Commercial

CB-Commercial net income was $233 million for the fourth quarter of 2017, an increase of $50 million compared to the earlier quarter. Segment net interest income increased $32 million driven by higher funding spreads on deposits as well as average loan and deposit growth, partially offset by lower credit spreads on loans. The allocated provision for credit losses increased $22 million primarily due to loan growth and an increase in net charge-offs. Noninterest expense decreased $58 million driven primarily by a decline in personnel expense due to the third quarter of 2017 change in approach for allocating capitalized loan origination costs and lower salaries expense, as well as lower allocated corporate expenses.

Financial Services and Commercial Finance

FS&CF net income was $136 million for the fourth quarter of 2017, an increase of $10 million compared to the earlier quarter. Segment net interest income increased due to higher funding spreads on deposits and average loan growth, partially offset by lower credit spreads on loans. The allocated provision for credit losses decreased $12 million due to a decline in net charge-offs. Noninterest expense increased due to higher personnel expense and allocated corporate expenses, partially offset by a decline in depreciation on property held under operating leases.

Insurance Holdings and Premium Finance

IH&PF net income was $33 million for the fourth quarter of 2017, a decrease of $5 million compared to the earlier quarter. Noninterest expense increased due to higher personnel expense due to the one-time bonus in the current period as well as higher allocated corporate expenses. Excluding the one-time bonus, personnel expense would have been flat compared to the earlier quarter.

Other, Treasury & Corporate

OT&C generated net income of $2 million in the fourth quarter of 2017, compared to $5 million in the earlier quarter. Segment net interest income increased $25 million primarily due to an increase in average securities, partially offset by an increase in average short-term borrowings and long-term debt. Noninterest income increased $36 million due to higher income from SBIC private equity investments and higher income related to assets for certain post-employment benefits. Also, there were increases in hedge and client derivative income and bank-owned life insurance.

Noninterest expense increased $147 million primarily due to a $100 million charitable contribution made to BB&T’s philanthropic fund in the current quarter. The remainder included an increase in personnel expense due to the third quarter of 2017 change in approach for allocating capitalized loan origination costs and higher expense related to assets for certain post-employment benefits, as well as an increase in merger-related and restructuring charges. These increases were partially offset by an increase in allocated corporate expenses that were allocated to the other operating segments. The benefit for income taxes increased $85 million as the current quarter included a net tax benefit of $43 million related to the impact of tax reform.

CAPITAL RATIOS (1)
	4Q17	3Q17	2Q17	1Q17	4Q16
Risk-based:
Common equity Tier 1	10.0%	10.2%	10.3%	10.3%	10.2%
Tier 1	11.8	11.9	12.1	12.0	12.0
Total	13.8	14.0	14.1	14.1	14.1
Leverage	9.7	9.9	10.1	10.0	10.0

(1)	Current quarter regulatory capital ratios are preliminary.

Capital levels remained strong at December 31, 2017. BB&T declared common dividends of $0.33 per share during the fourth quarter of 2017, which resulted in a dividend payout ratio of 42.1 percent. BB&T completed $373 million of share repurchases during the fourth quarter, which includes $320 million in accordance with our capital plan and an additional $53 million de minimis amount. The total payout ratio for the fourth quarter of 2017 was 102.8 percent.

BB&T's liquidity coverage ratio was approximately 138 percent at December 31, 2017, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.3 percent at December 31, 2017.

ASSET QUALITY (1)
(dollars in millions)
	4Q17	3Q17	2Q17	1Q17	4Q16
Total nonperforming assets	$627	$680	$690	$801	$813
Total performing TDRs	1,043	1,052	1,013	1,185	1,187
Total loans 90 days past due and still accruing	548	505	493	542	636
Total loans 30-89 days past due	1,052	987	874	805	1,077

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.40%	0.42%	0.43%	0.51%	0.51%
Nonperforming assets as a percentage of total assets	0.28	0.31	0.31	0.36	0.37
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.04	1.04	1.03	1.04	1.04
Net charge-offs as a percentage of average loans and leases, annualized	0.36	0.35	0.37	0.42	0.42
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.89x	2.93x	2.80x	2.49x	2.47x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.62x	2.44x	2.43x	2.05x	2.03x

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $627 million at December 31, 2017, down $53 million compared to September 30, 2017. The decrease was driven by improvement in the commercial and industrial portfolio and a reduction in foreclosed properties. Nonperforming loans and leases represented 0.40 percent of loans and leases held for investment, a slight improvement compared to September 30, 2017.

Performing TDRs were down $9 million during the fourth quarter, as the commercial and industrial and CRE portfolios were down, partially offset by an increase in the indirect lending portfolio.

Loans 90 days or more past due and still accruing totaled $548 million at December 31, 2017, up $43 million compared to the prior quarter, primarily due to an increase in residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.38 percent at December 31, 2017, compared to 0.35 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05 percent at December 31, 2017, unchanged compared to the prior quarter.

Loans 30-89 days past due and still accruing totaled $1.1 billion at December 31, 2017, up $65 million compared to the prior quarter. This increase was primarily due to expected seasonality in indirect lending and residential mortgage.

Net charge-offs during the fourth quarter totaled $130 million, essentially flat compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.36 percent, up one basis point compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, up $11 million compared to the prior quarter. As of December 31, 2017, the total allowance for loan and lease losses was 1.04 percent of loans and leases held for investment, unchanged compared to September 30, 2017.

The allowance for loan and lease losses was 2.62 times nonperforming loans and leases held for investment, compared to 2.44 times at September 30, 2017. At December 31, 2017, the allowance for loan and lease losses was 2.89 times annualized net charge-offs, compared to 2.93 times at September 30, 2017.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live fourth quarter 2017 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 885781. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's Fourth Quarter 2017 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $221.6 billion in assets and market capitalization of $38.9 billion as of December 31, 2017. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates over 2,000 financial centers in 15 states and Washington, D.C. A Fortune 500 company, BB&T is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•
The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Fourth Quarter 2017 Quarterly Performance Summary, which is available at BBT.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2016 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe, the eventual exit of the United Kingdom from the European Union;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

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cybersecurity risks, including "denial of service," "hacking" and "identity theft" could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

•
natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	risks resulting from the extensive use of models;

•	risk management measures may not be fully effective;

•	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and

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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.